Exhibit 10.1

AMENDED AND RESTATED DEBT SETTLEMENT AND MUTUAL RELEASE

Dated October 15, 2026

This Amended and Restated Debt Settlement and Mutual Release Agreement (the “Agreement”) is entered into on the date first set forth above and is effective as of August 27, 2025 (the “Effective Date”), by and between (i) Lichen International Limited, a Cayman Islands company (the “Company”) and (ii) Ya Li, the Chief Executive Officer, Director and Chairman of the Board of the Company (the “Executive”). Each of the Company and the Executive may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into a Debt Settlement and Mutual Release Agreement dated as of August 27, 2025 (the “Original Agreement”), and now wish to amend and restate the Original Agreement in its entirety to revise the description of the Debt (as defined below);

WHEREAS, the Executive is the President of the Company and as of the Effective Date was owed RMB 2,129,544 (approximately $297,000) for loans advanced by the Executive to the Company pursuant to certain loan agreement dated December 18, 2024, attached hereto as Exhibit A] (the “Debt”);

WHEREAS, the Parties now wish to settle the Debt subject to the terms and conditions as set forth herein;

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and the provisions of Regulation S under the Securities Act (or a successor rule) (“Regulation S”) promulgated by the United States Securities and Exchange Commission under the Securities Act; and

NOW, THEREFORE, in consideration of the premises and of the terms and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.	Cancellation and Release of Debt. Effective as of the Effective Date, the Parties acknowledge and agree that the Debt is hereby cancelled in all respects and shall be of no further force or effect and, to the extent payable, shall be deemed paid in full. The Executive represents and warrants that the Debt represents the total amount due or possibly due to the Executive by the Company and there are no other loans or amounts due to the Executive by the Company.

2.	Issuance of Shares. Subject to the approval by the board of directors of the Company, the Company agrees to issue 65,000 Class B ordinary shares of the Company (the “Shares”), valued at $4.57 per share, which is approximately 102% of the average closing bid price of the Company’s Class A ordinary shares during the five trading days immediately prior to the Effective Date, to the Executive or its assignee(s) or designee(s). The Shares, when issued pursuant to the terms hereof, will be duly authorized, fully paid, non-assessable. The Shares shall be endorsed with the following restrictive legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, OR APPLICABLE STATE OR FOREIGN SECURITIES LAWS, AND ACCORDINGLY, SUCH SECURITIES MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS OR APPLICABLE EXCEPTIONS THEREFROM.”

3.	Mutual Release. Upon completion of the requirement contained in Section 2 hereof, the Parties, on behalf of themselves and their respective direct or indirect predecessors, successors, parent companies, divisions, subsidiaries, agents, affiliates, subrogees, insurers, trustees, trusts, administrators, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, corporation, partnership, and the respective consultants, employees, legal counsel, officers, directors, managers, shareholders, stockholders, owners of any of the foregoing (collectively, in such capacity, the “Releasors”), in consideration of completion of the items contained in Section 1 above, hereby remise, release, acquit and forever discharge the other Party and their agents, transferees, consultants, employees, legal counsel, successors, assigns, successors in interest of assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, legal representatives, personal representatives and any firm, trust, corporation or partnership (collectively, in such capacity, the “Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments, professional liability actions, and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Parties ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the other Party, from the beginning of time up to and including the Effective Date. The releases contained in this Agreement shall not operate to release obligations under this Agreement.

4.	Status. At the time that the Executive was offered the Shares, it was not, and as of the Effective Date it is not, an “U.S. Person” within the meaning of Regulation S.

5.	Full Satisfaction. Upon issuance of the Shares, any and all amounts owing by the Company to the Executive as of the date of such payment shall be deemed fully satisfied.

6.	No Action. The Parties covenant and agree not to commence or prosecute any action or proceeding against the other Party based on any claims released by the Parties pursuant hereto.

7.	Choice of Law. This Agreement and any documents to be executed in connection herewith shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, without giving effect to the choice of law provisions.

8.	Amendments; Modifications; Counterparts. This Agreement shall not be modified, amended, supplemented, or otherwise changed except by a writing signed by all Parties. This Agreement may be executed in counterparts. The execution of this Agreement and the transmission thereof by facsimile or e-mail shall be binding on the Party signing and transmitting same by facsimile or e-mail fully and to the same extent as if a counterpart of this Agreement bearing such Party’s original signature has been delivered.

9.	Amendment and Restatement. This Agreement amends and restates the Original Agreement in its entirety, effective as of the Effective Date.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement as of the date first set forth above.

The Company:

Lichen International Limited

By:	/s/ Zhixiang Fang
Name:	Zhixiang Fang
Title:	Chief Financial Officer

The Executive:

By:	/s/ Ya Li
Name:	Ya Li